PENSKE AUTOMOTIVE ANNOUNCES APPOINTMENT OF NEW
CHIEF FINANCIAL OFFICER
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BLOOMFIELD HILLS, MI, May 9, 2011 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that David K. Jones, the Company’s Vice President and CFO of its European operations, has been named Executive Vice President and Chief Financial Officer, effective immediately. Mr. Jones replaces Robert O’Shaughnessy, who has resigned from his role as Executive Vice President and Chief Financial Officer to accept a similar position with another company.

Chairman Roger Penske commented, “Bob has led our finance team and helped develop a culture that has served us well during our substantial growth, as well as during the recent economic uncertainties. He has been a valuable member of our management team and the foundation he helped establish will continue to serve us in the future. We wish him great success in his new role.”

Mr. Jones joined Penske Automotive in 2003. He has served in a number of leadership roles in the finance function, including the most recent role as CFO of the Company’s European operations. In his new role, Mr. Jones will report to Roger Penske and will be responsible for all aspects of the Company’s financial operations. Commenting on the appointment, Penske said, “Dave has a strong operational and technical finance and accounting background. Dave’s experience and knowledge will help us maintain the integrity and discipline of our financial operations and will provide a solid foundation for success as he takes on this new role.”

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing 39 different brands and 26 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 172 franchises in 17 states and Puerto Rico and 154 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,500 employees.

Contact:	Anthony R. Pordon Executive Vice President 248-648-2540 tpordon@penskeautomotive.com

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